Exhibit 99.1

Enovix Announces Redemption of Public Warrants

FREMONT, CA, December 7, 2021 (GLOBE NEWSWIRE) – Enovix Corporation (“Enovix”) (Nasdaq: ENVX, ENVXW), the leader in the design and manufacture of next generation 3D Silicon™ Lithium-ion batteries, today announced that holders of its outstanding public warrants will have until 5:00 p.m, New York City time, on January 7, 2022, to exercise their public warrants.

The public warrants are exercisable for shares of Enovix’s common stock at a price of $11.50 per share. Pursuant to the warrant agreement, Enovix is entitled to redeem all of the outstanding public warrants if the last sale price of its common stock is at least $18.00 per share on each of 20 trading days within any 30 trading-day period. This share price performance target was achieved on December 2, 2021. Any public warrants that remain unexercised immediately after 5:00 p.m., New York City time, on January 7, 2022 will be void and no longer exercisable, and the holders of those warrants will be entitled to receive $0.01 per warrant. If a holder of a public warrant does not wish for its public warrant to be redeemed, it must exercise such public warrant before 5:00 p.m., New York City time, on January 7, 2022.

Public warrants must be exercised at a price of $11.50 per share. As a result of the redemption of the outstanding public warrants, Enovix’s warrants will cease to be listed on the Nasdaq Capital Market, effective at the close of trading on January 7, 2022. Holders of public warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their warrants since the process to exercise is voluntary.

At the time of this press release, Enovix has 11,499,991 public warrants outstanding. If all such currently outstanding public warrants are exercised prior to redemption, Enovix will issue an aggregate of 11,499,991 shares of common stock and receive potential gross exercise proceeds of approximately $132.25 million.

None of Enovix, its board of directors or employees have made or are making any representation or recommendation to any warrant holder as to whether to exercise or refrain from exercising any warrants.

The shares of common stock underlying the public warrants have been registered by Enovix under the Securities Act of 1933, as amended, and are covered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-258358).

Questions concerning redemption and exercise of the public warrants can be directed to Computershare Trust Company, N.A., by mail at 462 South 4th Street, Suite 1600, Louisville, KY 40202 (for overnight delivery) or PO Box 505000, Louisville, KY 40233-5000 (for regular delivery), or by telephone at (800) 736-3001 (for toll free) or +1 (781) 575-3100 (for international). Questions may also be directed to the Company’s information agent, Georgeson LLC, by mail at 1290 Avenue of the Americas, 9th Floor, New York, NY, 10104, or by telephone at (866) 729-6811. For a copy of the notice of redemption sent to the holders of the Public Warrants and a prospectus relating to the shares of common stock issuable upon exercise of the public warrants, please send an email request to ir@enovix.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Enovix, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Enovix

Enovix is the leader in advanced silicon-anode lithium-ion battery development and production. The company’s proprietary 3D cell architecture increases energy density and maintains high cycle life. Enovix is building an advanced silicon-anode lithium-ion battery production facility in the U.S. for volume production. The company’s initial goal is to provide designers of category-leading mobile devices with a high-energy battery so they can create more innovative and effective portable products. Enovix is also developing its 3D cell technology and production process for the electric vehicle and energy storage markets to help enable widespread utilization of renewable energy. For more information, go to www.enovix.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements. Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially” or the negative of these terms or similar expressions. These include, but are not limited to statements regarding the treatment of the public warrants, the number of shares of common stock to be issued and the proceeds to be received in connection with the exercise of the public warrants prior to the redemption date. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in the Form 10-Q that Enovix filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2021 and other documents Enovix has filed, or that Enovix will file, with the SEC. Any forward-looking statements made by Enovix in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Enovix disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

For investor and media inquiries, please contact:

Enovix Corporation

Charles Anderson

Phone: +1 (612) 229-9729

Email: canderson@enovix.com

Or

The Blueshirt Group

Gary Dvorchak, CFA

Phone: (323) 240-5796

Email: gary@blueshirtgroup.com

For media inquiries, please contact:

Enovix Corporation

Kristin Atkins

Phone: +1 (650) 815-6934

Email: katkins@enovix.com